Exhibit 4.1

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE BLUE SKY LAW OR REGULATION (THE “STATE ACT”). THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED UNLESS THEY HAVE FIRST BEEN REGISTERED UNDER THE ACT AND UNDER ANY APPLICABLE STATE ACT OR UNLESS COUNSEL ACCEPTABLE TO THE COMPANY HAS GIVEN AN OPINION THAT SUCH REGISTRATION IS NOT REQUIRED.

NANOGEN, INC.

CONVERTIBLE PROMISSORY NOTE

CONVERTIBLE PROMISSORY NOTE

€ 6,102,427.50	May 1, 2006
San Diego, California

FOR VALUE RECEIVED Nanogen, Inc., a Delaware corporation (“Company”), promises to pay to the order of Amplimedical S.p.A. (“Investor”) in lawful money of the European Union the principal sum of 6,102,427.50 Euros (six million one hundred two thousand four hundred twenty seven and 50/100 euros).

DEFINITIONS

Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Agreement. For the purpose of this Note:

“Agreement” shall mean Asset Purchase Agreement, dated April 19, 2006, among Amplimedical S.p.A, Amplifon S.p.A., Nanogen Advanced Diagnostics, S.r.L. and the Company.

“Default Rate” shall mean an annual interest rate equal to fourteen percent (14%).

“First Rate” shall mean an annual interest rate equal to six percent (6%).

“Second Rate” shall mean an annual interest rate equal to ten percent (10%).

“Maturity Date” shall mean April 19, 2007.

“Note” shall mean this Convertible Promissory Note.

“Registration Price” shall mean the average closing price as quoted on the Nasdaq National Market on one share of the common stock of the Company for the ten consecutive trading days ending on the date when the Registration Statement is declared effective by the US Securities and Exchange Commission (converted to Euros at the exchange rate stated in the Financial Times two Business Days prior to the date when the Registration Statement is declared effective by the US Securities and Exchange Commission).

“Signing Price” shall mean the average closing price as quoted on the Nasdaq National Market on one share of the common stock of the Company for the ten consecutive trading days ending two Business Days prior to the Effective Date (converted to Euros at the exchange rate stated in the Financial Times two Business Days prior to the Effective Date).

SECTION 1 - PAYMENTS

1.1 Interest Rates. This Note shall bear interest on the unpaid principal balance hereof as follows:

(a) during the period beginning on the date of this Note and ending on the date sixty (60) days after the date of this Note, this Note shall not bear interest;

(b) during the period beginning sixty-one (61) days after the date of this Note and ending on the date one hundred eighty (180) days after the date of this Note, at the First Rate;

(c) during the period beginning one hundred eighty-one (181) days after the date of this Note and ending on the date the principal under this Note is paid in full, at the Second Rate.

Interest shall be computed on the basis of twelve 30-day months and the actual number of days elapsed in any partial month.

1.2 Interest Payment. The interest accrued under this Note shall be due and payable monthly in arrears beginning on the first business day of the first full month after the date that is sixty-one (61) days after the date of this Note.

1.3 Maturity. The then outstanding principal balance hereunder together with all accrued and unpaid interest and all other charges due hereunder shall be due and payable on the Maturity Date.

1.4 Default Interest. Notwithstanding anything to the contrary contained herein, if at any time or from time to time any amount of interest or principal payable hereunder (including the entire principal balance hereunder, when applicable) is not paid when due, the Company shall pay Investor interest at the Default Rate on such overdue amount from the date such amount is due. Such interest shall be payable with the payment of such overdue amount.

1.5 Form of Payments. Except as set forth in Section 4 below, payments hereunder shall be made in lawful money of the European Union by check or wire transfer of funds, at Investor’s option, payable to Investor, or to such agent for Investor, as Investor may from time to time direct.

1.6 Application of Payments. All payments made under this Section 1, Section 2 or otherwise made pursuant to this Note shall be applied first to any costs and expenses currently due (including attorneys’ fees, late charges), then to interest currently due, then to principal.

SECTION 2 - PREPAYMENT

2.1 Prepayment. The Company may prepay the outstanding principal balance hereunder in whole or in part, together with all accrued and unpaid interest and all other charges due hereunder at any time and without penalty.

2.2 Prepayment Reward. To the extent the Company prepays outstanding principal under this Note, prepayments shall be credited against principal amounts as follows:

(a) prior to and through the date sixty (60) days from the date of this Note, the Company shall be deemed to have paid one Euro for each 0.9 Euros actually prepaid;

(b) on or after the date sixty-one (61) days from the date of this Note and through the date one hundred eighty (180) days from the date of this Note, the Company shall be deemed to have paid one Euro for each 0.95 Euros actually prepaid;

(c) on or after the date one hundred eighty-one (181) days from the date of this Note and before Maturity Date, the Company shall be deemed to have paid one Euro for each 0.98 Euros actually prepaid.

SECTION 3 - DEFAULT

3.1 Event of Default. An “Event of Default” shall occur hereunder in the event that:

(a) the Company shall fail to make the full and punctual payment of any amount due under Section 1 hereunder on the date when due, which failure is not cured on or before the tenth (10th) business day after receipt of written notice of such failure, or

(b) the Company shall cause or permit a default to occur in the timely performance or observance of any of the other terms, covenants or conditions of this Note or Section 4.2(e)(vi) of the Agreement, which default is not cured within the applicable cure period, if any, or within ten (10) business days of receipt of written notice of such default, if none is specified;

(c) the Company shall fail to cause the Registration Statement to be declared effective by the SEC on or prior to the date that is six (6) months after the date of this Note or, during the Registration Period, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a SEC stop order) or is unavailable to the Investor for sale of all of the shares of common stock issuable upon conversion of this Note pursuant to Section 4 below in accordance with the terms of the Agreement, and such lapse or unavailability continues for a period of fifteen (15) consecutive days or for more than an aggregate of thirty (30) days in any 180-day period;

(d) the Company’s common stock shall be suspended from trading or fail to be listed on the Nasdaq National Market for a period of five (5) consecutive trading days or for more than an aggregate of fifteen (15) trading days in any 180-day period; or

(e) the Company shall be subject to a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a creditworthy party shall not be included in calculating the $1,000,000 amount set forth above.

3.2. Acceleration. Investor may, at its option exercisable in its sole and absolute discretion by notice to the Company at any time during the existence of an Event of Default, declare immediately due and payable the entire principal amount outstanding hereunder together with all interest and other charges due hereunder.

3.3. Remedies. The remedies of Investor as provided herein or at law or in equity shall be cumulative and concurrent, and may be pursued singly, successively or together at the sole discretion of Investor, and may be exercised as often as occasion therefor shall occur. The failure at any time to exercise any right or remedy shall not constitute a waiver of the right to exercise the right or remedy at any other time.

SECTION 4 - CONVERSION

4.1 Right of the Investor to Convert. Subject to Section 4.8, at any time and upon irrevocable written notice to the Company the Investor shall have the right to convert all unpaid principal amount and all accrued and unpaid interest under this Note into the number of shares of common stock of the Company calculated as follows: total unpaid principal and accrued and unpaid interest divided by the applicable Conversion Price in accordance with Section 4.3.

4.2 Right of the Company to Convert. Subject to Section 4.8, so long as an Event of Default is not in existence, at any time after the Registration Statement is declared effective by the US Securities and Exchange Commission and upon written notice to the Investor, the Company shall have the right to convert all unpaid principal amount and all accrued and unpaid interest under this Note into the number of shares of common stock of the Company calculated as follows: total unpaid principal and accrued and unpaid interest divided by the applicable Conversion Price in accordance with Section 4.3.

4.3 Conversion Price. The “Conversion Price” for the conversion of unpaid principal and accrued and unpaid interest shall be the Signing Price, except that it shall be the Registration Price if (a) the Registration Statement is declared effective after the date 60 days after the date of this Note and (b) the Registration Price exceeds the Signing Price or the Signing Price Exceeds the Registration Price by more than 10%. If the Company at any time on or after the date of this Note subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of common stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the date of this Note combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of common stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

4.4 Fractional Shares. No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to Investor upon the conversion of this Note, the Company shall pay to Investor an amount equal to the product obtained by multiplying the applicable Conversion Price by the fraction of a share not issued pursuant to this Section 4.

4.5 Effect of Conversion. Upon conversion of this Note in accordance with this Section 4 and the payment of any amounts specified in this Section 4, the Company shall be forever released from all its obligations and liabilities under this Note.

4.6 No Stockholder Rights. Nothing contained in this Note shall be construed as conferring upon the Investor or any other person the rights to vote or to consent to or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of Company or an other matters or any other rights whatsoever as a stockholder of Company; and no dividends or distributions shall be payable or accrued in respect to any shares obtainable hereunder, until, and only to the extent that, this Note shall have been converted into common stock of the Company.

4.7 Reservation of Shares. So long as the Note is outstanding, the Company shall take all actions necessary to reserve and keep available out of its authorized and unissued common stock, solely for the purpose of effecting the conversion of this Note, the number of shares of common stock as shall from time to time be necessary to effect the conversion of all amounts then outstanding under this Note.

4.8 Limitation on Shares issued upon Conversion. In the event that a conversion of this Note pursuant to Sections 4.1 or 4.2 would result in the issuance of a number of shares equal to or greater than ten percent (10%) of the shares of the Company’s common stock outstanding as of the date of the

Agreement (subject to proportional adjustment for stock splits, stock dividends, recapitalizations, reverse stock splits, combinations and the like and hereinafter referred to as the “10% Limit”), then the amount of unpaid principal and accrued and unpaid interest converting pursuant to Sections 4.1 or 4.2 will automatically be reduced to such amount which will convert into one share less than the 10% Limit. In the event that the amount of principal and interest converted into shares of the Company’s common stock pursuant to this Note is limited by the foregoing sentence, any unpaid principal and accrued and unpaid interest that is not converted into shares of common stock shall be paid by the Company at the time of the conversion in accordance with Section 1.5 and on the prepayment terms set forth in Section 2.2(a), (b) and (c) of this Note.

SECTION 5 - WAIVER

Presentment for payment, demand, notice of dishonor, protest and notice of protest, stay of execution and all other suretyship defenses to payment generally are hereby waived by the Company. No extension or indulgence or release of collateral granted from time to time shall be construed as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of the rights of Investor herein. All payments due hereunder shall be paid without offset or deduction of any kind, and the Company hereby waives the right to set off against the indebtedness to Investor any sum of money, claim, liability or obligation Investor may owe or the Company may assert against Investor.

SECTION 6 - CHOICE OF LAW AND FORUM; ARBITRATION; SEVERABILITY; USURY

This Note shall be governed by and construed in accordance with the laws of Italy. Any and all disputes arising out of this Note and the performance thereof shall be deferred to arbitration according to the rules of Article 806 of the Italian Code of Civil Procedure. The arbitration shall be “in law - di diritto”; the seat of the arbitration shall be Milan, and the arbitration panel shall be composed by three arbiters, two appointed by the Company and the Investor, respectively and the third by the previously appointed arbiters. In the case either the Company or the Investor fails to appoint its own arbiter or in the event of the two previously appointed arbiters fail to appoint the third arbiter, the president of the Milan Bar Association shall appoint the missing arbiter(s). If any provision of this Note is held to be invalid or unenforceable by the arbitration panel or a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect. Accordingly, all agreements between the Company and Investor, whether now existing or hereafter arising, and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity of this Note or otherwise, shall the amount paid or agreed to be paid to Investor or the holder of this Note for the use, forbearance or detention of the money loaned pursuant hereto or otherwise, or for the payment or performance of any covenant or obligation contained herein, exceed the maximum amount permissible under applicable law. If, from any circumstance or contingency whatsoever, fulfillment of any provision hereof or of any other document executed in connection herewith, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance or contingency Investor shall ever receive as interest or otherwise an amount which would exceed the maximum rate of interest permitted by applicable law, the amount of such excess shall be applied to a reduction of the indebtedness evidenced by this Note, and not to the payment of interest, and if such excessive interest exceeds such indebtedness, the amount of such excessive interest shall be refunded to the Company. If at any time this Note prescribes a rate of interest in excess of the maximum rate permitted by law, all sums paid or agreed to be paid to Investor for the use, forbearance or detention of the money loaned pursuant to this Note shall be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.

SECTION 7 - NOTICES

Any notice, demand or request required under this Note shall be given in writing at the addresses set forth below by personal service; facsimile; overnight courier; or certified, first class mail, return receipt requested:

(a)	To the Company, as follows:

Nanogen, Inc.
10398 Pacific Center Court
San Diego, CA 92121
Attention: Chief Financial Officer
Telephone: (858) 410-4771
Facsimile: (858) 410-4949

(b)	To Investor, as follows:

Amplimedical, S.p.A.
Via Ripamonti no. 131/133
Milan, Italy
Telephone: 02.45.79.021
Facsimile: 02.48.82.102

Any notice, demand or request shall be deemed received as follows: (i) if sent by personal service, at the time such personal service is effected; (ii) if sent by facsimile, upon the sender’s receipt of a confirmation report generated by the sender’s facsimile machine indicating receipt by the recipient’s facsimile machine; (iii) if sent by overnight courier, on the business day immediately following deposit with the overnight courier; and (iv) if sent by mail, on the date of delivery or refusal of delivery as indicated on the return receipt. The Company and Investor each may, from time to time, change the address at which such written notices or elections, communications, requests or other documents or demands are to be mailed, by giving the other party written notice of such change, addressed in the manner hereinabove provided.

SECTION 8 - MISCELLANEOUS

8.1 Costs. The Company shall reimburse Investor for all reasonable attorneys’ fees and costs and expenses, incurred by Investor in connection with the enforcement of Investor’s rights under this Note, including, without limitation, reasonable attorneys’ fees, costs and expenses for trial, appellate proceedings, out-of-court negotiations, workouts and settlements or for enforcement of rights under any state or federal statute, including without limitation, reasonable attorneys’ fees, costs and expenses incurred to protect insolvency proceedings such as (but not limited to) seeking relief from stay in a bankruptcy proceeding.

8.2. Modification. Neither this Note nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing executed by the party against which enforcement of the termination, amendment, supplement, waiver or modification is sought.

8.3. Assignments, Successors. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Company or the Investor without the prior written consent of the other party. Notwithstanding the foregoing, Investor may assign this Note to an Affiliate as defined in Rule 501(a) under the 1933 Act, provided that ten (10) days prior to the assignment the Investor shall give the Company written notice of the proposed assignment, including a description of the manner and circumstances in reasonable detail, and the assignee shall agree to the covenants and representations and warranties as set forth in Section 4.3(b) and (c) of the Agreement. As used herein, the terms “Company” and “Investor” shall be deemed to include their respective successors and assigns whether by voluntary action of the parties or by operation of law. All of the rights, privileges and obligations hereof shall inure to the benefit of and bind such successors and assigns.

IN WITNESS WHEREOF, the undersigned have caused this Note to be duly executed and delivered as of the date first set forth above.

Nanogen, Inc.

By:	/s/ David G. Ludvigson
David G. Ludvigson President and Chief Operating Officer